Exhibit 99.1

News for Immediate Release

Contact: Kenneth Klipper

Chief Financial Officer

The First Marblehead Corporation

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

First Marblehead Announces Reverse Stock Split

BOSTON, MA, December 2, 2013 — The First Marblehead Corporation (NYSE: FMD) today announced that it effected a 1-for-10 reverse stock split of its outstanding common stock, which will be effective for trading purposes as of the commencement of trading on December 3, 2013. As a result of the reverse stock split, every ten shares of the Company’s Common Stock outstanding or held in the treasury of the Company immediately prior to the effectiveness of the reverse stock split were reclassified and combined into one share of the Company’s Common Stock without any change in the par value per share.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Holders of share certificates will receive instructions from the Company’s transfer agent regarding the process for exchanging their shares.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans, and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary, Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.

© 2013 The First Marblehead Corporation